Exhibit 99.1

GTT Hires Mike Sicoli as Chief Financial Officer

McLean, VA April 14, 2015— GTT Communications, Inc. (NYSE: GTT), the leading global cloud networking provider to multinational clients, announced today that Mike Sicoli has joined the GTT leadership team as Chief Financial Officer.  Mr. Sicoli will lead GTT’s global finance group, including financial operations, investor relations, and all banking and advisory relationships.

“Mike’s extensive financial and management expertise in the communications industry makes him the ideal executive to drive GTT’s performance moving forward,” said Rick Calder, GTT President and CEO.  “Mike’s depth of experience in high growth companies is invaluable as we execute our growth strategy towards achieving our next financial objective of $400 million in revenue and $100 million in Adjusted EBITDA.”

With a distinguished career in the communications industry, Mr. Sicoli brings more than 20 years of strategic, financial and operational leadership experience to GTT.  Prior to joining GTT, Mr. Sicoli served as Principal of MTS Advisors, a consulting and advisory services firm he founded in 2013.  Prior to that, he served as Chief Executive Officer of Sidera Networks and earlier was the Chief Financial Officer at RCN Corporation.  He also held various management positions at Nextel Communications, following several years in consulting at Deloitte Consulting and Accenture.

Mr. Sicoli earned an MBA from the University of Virginia Darden Graduate School of Business Administration and a bachelor’s degree from the College of William and Mary.

About GTT

GTT operates a global Tier 1 IP network connecting to any location in the world and with any application in the cloud.  Our cloud networking services provide a better way for multinational clients to embrace the cloud.  Our clients trust us to deliver solutions with simplicity, speed and agility so they can compete effectively in the global economy. For more information, visit www.gtt.net.

GTT Media Inquiries

Ann Rote

1.703.677.9941

ann.rote@gtt.net